UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2017

CVD EQUIPMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	1-16525	11-2621692
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

355 South Technology Drive Central Islip, New York	11722
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (631) 981-7081

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Definitive Material Agreement.

On October 24, 2017, CVD Equipment Corporation (the “Company”) entered into an Agreement of Purchase and Sale (the “Agreement”) to purchase a building and real property located at 555 North Research Place, Central Islip, New York 11722 (the “Premises”) from Creative Bath Products, Inc.

The purchase price for the Premises is $13,850,000.00, exclusive of closing costs (the “Purchase Price”). Upon execution of the Agreement, the Company deposited the sum of $500,000 into escrow as an initial down payment against the Purchase Price, with the remaining balance of $13,350,000.00 to be paid at the closing. The acquisition of the Premises and the consummation of the transactions contemplated by the Agreement are contingent upon, among other things, the Company obtaining a commitment from an Institutional Lender (as defined in the Agreement) to make a first mortgage loan to the Company of $10,387,500.00 on such terms and conditions as are specified in the Agreement.

The anticipated closing date of the acquisition of the Premises and the transactions contemplated by the Agreement is on or about January 22, 2018, or such earlier date as the Company may direct upon three (3) days written notice, and is subject to the satisfaction by the parties of customary closing conditions as described in the Agreement.

The foregoing is a brief description of the terms of the Agreement and is subject to, and qualified entirely by reference to, the full text of the Agreement, to be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2017

CVD EQUIPMENT CORPORATION

By:	/s/ Leonard A. Rosenbaum
Name:	Leonard A. Rosenbaum
Title:	Chairman, President, and Chief Executive Officer